Exhibit 99.1

           CARDIODYNAMICS RECEIVES FDA CLEARANCE FOR FIRST-OF-ITS-KIND
                           ICG DEVICE WITH 12-LEAD ECG

SAN DIEGO, June 21 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced that the U.S. Food and Drug Administration (FDA) has granted 510(k) marketing clearance for the second phase of the BioZ Dx -- the world's first ICG device with 12-lead electrocardiography (ECG). Market release is expected during July 2005. The BioZ Dx is the result of a co- development partnership between the Company and Philips Medical Systems and gives physicians the unique ability to assess the patient's electrical and mechanical cardiovascular status in one efficient platform. Existing BioZ Dx customers will be able to add the 12-lead diagnostic ECG capability with a convenient field upgrade.

With just four dual sensors, the ICG portion of the BioZ Dx provides 12 parameters about the heart's pumping ability including the amount of blood ejected by the heart each minute, the resistance it has to work against, and the amount of fluid in the chest. This data helps physicians in the assessment, diagnosis, and treatment of patients with high blood pressure, heart failure, and shortness of breath. The ECG test is the most common cardiology test performed worldwide. During the ECG procedure, multiple electrodes measure electrical signals that the heart emits during each heartbeat. An ECG test can show a physician evidence of new or previous injury to the heart, heart rhythm problems, electrical conduction abnormalities, or heart enlargement and signs of inflammation of the sac surrounding the heart.

Michael K. Perry, CardioDynamics' Chief Executive Officer, stated, "We are very pleased to receive FDA 510(k) clearance for this phase of our third generation BioZ monitor. The ECG capability brings the Company's ICG technology closer to becoming a standard of care now that it is integrated with the commonly used ECG test. The BioZ Dx ICG/ECG monitor provides our customers with even greater value and enhanced workflow integration. This achievement is a key milestone for noninvasive heart monitoring, and we are proud to contribute this latest advancement to the medical community."

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

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Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
     -0-                             06/21/2005
     /CONTACT: Bonnie Ortega, Investor Relations of CardioDynamics, +1-800-778-4825, Ext. 1005, or bortega@cardiodynamics.com /
     /Web site:  http://www.cdic.com /